EXHIBIT 23.3

        [Letterhead of Whittington, McLemore, Land, Davis & White, P.C.]


May 20, 1997

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of D.R. Horton, Inc. for the registration of an aggregate maximum total of $250,000,000 of its debt securities, preferred stock and common stock and to the incorporation by reference therein of our report dated February 7, 1997, with respect to the combined financial statements of S.G. Torrey Atlanta, Ltd. and Affiliates included in the D.R. Horton, Inc. current report (Form 8-K) dated March 13, 1997, filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Ken White
Whittington, McLemore, Land, Davis, and White, C.P.A.'s, P.C.

DBL/smc